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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                             OF QUEST SOFTWARE, INC.
                           (A CALIFORNIA CORPORATION)

         The undersigned Vincent C. Smith and David M. Doyle hereby certify that:

         1. They are the duly elected and acting (i) Chief Executive Officer and
(ii) President and Secretary, respectively, of Quest Software, Inc., a California corporation (the "Corporation").

         2. Paragraph A of Article III of the Second Amended and Restated Articles of Incorporation of the Corporation, as amended through the date of this filing (the "Restated Articles"), shall be amended to read in full as follows:

         A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which the corporation is authorized to issue is One Hundred Sixty Million (160,000,000) shares. One Hundred Fifty Million (150,000,000) shares shall be Common Stock, no par value per share, and Ten Million (10,000,000) shares shall be Preferred Stock, no par value per share. Effective immediately upon the filing of this Certificate of Amendment, each outstanding share of Common Stock shall be split and automatically converted, without any further action on the part of the holder thereof, into two (2) shares of Common Stock. No shares of Preferred Stock are outstanding. No fractional shares shall be issued in connection with the stock split.

         3. The foregoing amendment of the Restated Articles has been duly approved by the Board of Directors of the Corporation.

         4. The Corporation has only one class of shares outstanding. No vote of the shareholders of the Corporation was required in accordance with the Restated Articles and Sections 902(c) and 903(a) of the California Corporations Code.

         We further declare under penalty of perjury under the laws of the State of California that we have read this Certificate and that the matters set forth herein are true and correct of our own knowledge.

         Executed at Irvine, California on March 24, 2000.


                                        /s/ VINCENT C. SMITH
                                        ----------------------------------------
                                        Vincent C. Smith
                                        Chief Executive Officer


                                        /s/ DAVID M. DOYLE
                                        ----------------------------------------
                                        David M. Doyle
                                        President and Secretary